Exhibit 21.1

			      SHIVA CORPORATION

			     LIST OF SUBSIDIARIES
			    as of January 17, 1997

					    State or
					    Jurisdiction of
Name                                        Incorporation
Shiva Credit Corporation                    Massachusetts
Shiva Securities Corporation                Massachusetts
Shiva Foreign Sales Corporation             St. Thomas, U.S. Virgin Islands
Shiva Europe Limited                        United Kingdom
Spider Shiva International Systems          France
Shiva Asia Pacific Limited                  Delaware
Shiva Australia Pty Ltd                     Australia
Shiva Europe Holdings I B.V.                Netherlands
Shiva Communications Singapore Pte Ltd      Singapore

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